UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
February 19, 2013 (February 12, 2013)

Active Power, Inc.
(Exact name of registrant as specified in its charter)
Delaware	000-30939	74-2961657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2128 W. Braker Lane, BK12
Austin, Texas 78758
(Address of principal executive offices, including zip code)

(512) 836-6464
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Compensation

On February 12, 2013, the Compensation Committee (the “Committee”) of Active Power, Inc. (“Active Power” or the “Company”) approved the compensation for its executive officers for 2013. As a result, the terms of the compensation of each of the Company’s current executive officers whose compensation was disclosed pursuant to SEC requirements in the 2013 proxy statement, the Company’s current Chief Executive Officer and the Company’s current Chief Financial Officer (the “Named Executive Officers”) are as described below.

The 2013 base salaries for Doug Milner (Chief Executive Officer), Steve Fife (Chief Financial Officer), Martin Olsen (Vice President Global Sales), Lisa Brown (Vice President Marketing and Sales Operations) and Jason Rubin (Vice President Manufacturing) were set at $400,000, $280,000, $252,350, $226,600 and $235,000, respectively.  Compared to 2012, the 2013 base salaries increased from 0% (for recently appointed officers) to approximately 12%.

The bonus targets set by the Committee for the Named Executive Officers for 2013 under the Company’s management incentive program were 100% of base salary for Mr. Milner, 60% of base salary for Mr. Fife, 80% of base salary for Mr. Olsen, 50% of base salary for Ms. Brown and 50% of base salary for Mr. Rubin.  For 2013, 70% of each of the Named Executive Officer’s target bonus awards is based upon achievement of corporate financial and operating objectives, which are the same objectives for each of the Named Executive Officers. These objectives were revenue and operating profit. The remaining 30% of each Named Executive Officer’s target bonus award is based upon achievement of individual objectives unique to each executive and his or her area of responsibility. The revenue objective represents 40% of the target bonus award and operating profit objective represents 30% of the target bonus award for each Named Executive Officer in 2013.

In addition, consistent with last year, the revenue and operating profit objectives are subject to thresholds. As a result of the thresholds, the Named Executive Officers will be entitled to a portion of the bonus attributable to these objectives based on achievement of amounts that are less than the goal for such objective. The Named Executive Officers will be entitled to 50% of the target bonus attributable to the revenue target upon achievement of the threshold for the revenue goal, and 50% of the target bonus attributable to the operating profit target is payable at a threshold of the operating profit goal.  As in 2012, the bonus amounts payable with respect to each of the revenue and operating profit objectives may exceed the target bonus amount attributable to each such objective. The multiplier for each objective is capped at 2x, based on the achievement of at least 120% of the revenue goal, and 150% of the operating profit goal.

The Committee also approved payments to the Company’s Named Executive Officers under the management incentive program for 2012.  Under such program, there was no payout under the revenue and operating profit objectives.  The payments under the individual objectives were $60,000 for Mr. Milner, $44,100 for Mr. Olsen (previously paid), $19,701 for Ms. Brown and $19,688 for Mr. Rubin.  Since Mr. Fife joined the Company late in the year, he did not have any individual objectives under the program; however, he received a discretionary bonus of $20,000 and  a bonus of $15,000 payable upon completion of his relocation to Austin, Texas.  Ms. Brown and Mr. Rubin also received discretionary bonuses of $4,553 and $10,000, respectively.

Non-Employee Director Compensation

On February 13, 2013, the Company’s Board approved changes to the cash and equity compensation for the non-employee members of the Board.  The annual retainer and Board chairperson retainer remain unchanged at $30,000 and $20,000, respectively.  The fees for serving on Board committees were reduced from $10,000 to $4,000 for the audit committee, from $5,000 to $4,000 for the compensation committee and from $5,000 to $2,000 for the nominating and governance committee.  The fees for serving as a Board committee chair were reduced from $20,000 to $12,000 for the audit committee, from $15,000 to $10,000 for the compensation committee and from $10,000 to $3,000 for the nominating and governance committee.  The equity compensation issued when a non-employee director first joins the Board was increased from 6,000 option shares and 6,000 restricted stock units to 20,000 option shares.  The equity compensation issued on an annual basis to a non-employee director was increased from 3,000 option shares and 3,000 restricted stock units to 15,000 option shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVE POWER, INC.

Date: February 19, 2013	By:	/s/ Steven R. Fife
Steven R. Fife
Chief Financial Officer